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

EXHIBIT 11

COMPUTATION OF EARNINGS PER COMMON SHARE


                               Three Months Ended        Six Months Ended
                                    June 30,                June 30,
                               ------------------        -----------------
                               1997         1996         1997         1996
                           -----------   ----------   ----------   ----------
Weighted average number
  of common shares
  outstanding              11,741,459   10,789,014   11,688,968   10,684,064

Shares issuable pursuant
  to warrants and employee
  stock option plan, less
  shares assumed repur-
  chased at the average
  fair value during the
  period (1)                  129,674           -             -            -
                           -----------   ----------   ----------   ----------


Number of shares for
  computation of earnings
  per share                11,871,133   10,789,014   11,688,968   10,684,064
                           ===========   ==========   ==========   ==========

Net income (loss)          $  526,000  $(1,579,000)   $(105,000) $(1,300,000)
                           ==========   ==========   ==========   ==========

Net income (loss)
  share (2)                     $0.04     $  (0.15)      $(0.01)      $(0.12)
                           ==========   ==========   ==========   ==========
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(1)  Excluded in loss periods as impact would be anti-dilutive.
(2)  There is no difference between primary and fully diluted net income
(loss) per share.

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